Exhibit 3.62
DO NOT STAPLE
Sec. 183.0202 Wis. Stats	State of Wisconsin Department of Financial Institutions Division of Corporate and Consumer Services
ARTICLES OF ORGANIZATION - LIMITED LIABILITY COMPANY

Executed by the undersigned for the purpose of forming a Wisconsin limited liability company under Ch.183 of the Wisconsin Statues:

Article 1.	Name of the limited liability company:
LGI Homes - Wisconsin, LLC

Article 2.	The limited liability company is organized under Ch. 183 of the Wisconsin Statutes.

Article 3.	Name of the initial registered agent:	Corporation Service Company

Article 4. Street address of the initial registered office:	8040 Excelsior Drive, Suite 400
(The complete address, including street and number, if assigned, and ZIP code. PO Box address may be included as part of the address, but is insufficient alone.)	Madison, WI 53717

Article 5 .	Management of the limited liability company shall be vested in:
(Select and check (X) the one appropriate choice below)

☒ a manager or managers
OR
☐ its members

Article 6. Name and complete address of each organizer:
LGI Homes Group, LLC
1450 Lake Robbins Drive, Ste 430
 The Woodlands, TX 77380

/s/ Meg Britton
Organizer’s signature	Organizer’s signature

This document was drafted by	Meg Britton, Authorized Signatory
(Name the individual who drafted the document)

OPTIONAL - Second choice company name if first choice is not available:

SAVE TIME AND MONEY!   FILE ONLINE AT
www.wdfi.org.

DFI/CORP/502 (04/15)